Exhibit 5.1

March 2, 2026

LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offering by LSI Industries Inc., an Ohio corporation (the “Company”), of up to 5,290,000 shares of the Company’s common stock, no par value (the “Shares”), including 690,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares of common stock of the Company, pursuant to a Registration Statement on Form S-3 (Registration No. 333-290202) (the “Registration Statement”), filed by the Company on September 12, 2025, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Shares filed by the Company with the SEC on February 26, 2026 pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

We understand that the Shares are being sold pursuant to an underwriting agreement dated February 26, 2026, by and between the Company and Oppenheimer & Co., Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined the Registration Statement (including exhibits thereto), the Prospectus and the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Ohio (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and delivered against payment in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Keating Muething & Klekamp PLL
KEATING MUETHING & KLEKAMP PLL